Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2015 Financial Results and Highlights from Recent Period

– Advanced Late-Stage Clinical Pipeline: Patisiran APOLLO Phase 3 Trial on Track to Complete Enrollment in Next 3-4 Months; if Positive, Expect NDA Filing in 2017 –

– Presented Positive Clinical Data for ALN-PCSsc for Hypercholesterolemia and ALN-AS1 for Acute Hepatic Porphyrias –

– Maintained Strong Balance Sheet with $1.34 Billion in Cash and Expect to End 2015 with Greater than $1.2 Billion in Cash –

– Hosting R&D Day on December 10, 2015 –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 9, 2015--Alnylam Pharmaceuticals, Inc. (Nasdaq:ALNY), the leading RNAi therapeutics company, today announced consolidated financial results for the third quarter 2015 and highlighted recent progress in its advancing pipeline.

“The past quarter and recent period were marked by tremendous progress in our efforts to advance innovative medicines to patients. Notably, we made significant progress with our late-stage clinical programs, including new data on patisiran and revusiran. Importantly, we’re on track to complete enrollment in our APOLLO Phase 3 trial of patisiran within the next three to four months; if the study is positive, APOLLO data are expected to support an NDA submission in 2017,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Overall, we believe our new clinical data confirm the reproducible and modular characteristics of our platform with all six programs for which we’ve reported human data to date showing positive target gene knockdown results and associated clinical pharmacology. As we enter the final months of 2015, we look forward to additional important data read outs at AHA and ASH and an in depth review of our pipeline at our R&D Day.”

Third Quarter 2015 and Recent Significant Corporate Highlights

  Advanced pipeline programs in Genetic Medicine Strategic Therapeutic Area (STAr).
    Advanced investigational RNAi therapeutic programs for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR amyloidosis).
      Continued enrollment in APOLLO Phase 3 study of patisiran in ATTR amyloidosis patients with Familial Amyloidotic Polyneuropathy (FAP).
        The company announced last week that it is on track to complete enrollment in APOLLO within the next three to four months. If positive, the company expects that the APOLLO study results will support an NDA submission for patisiran in 2017.
      Reported positive 12- and 18-month clinical data from patisiran Phase 2 open-label extension (OLE) study, showing sustained mean maximal TTR knockdown of 93% and continued evidence for potential halting of neuropathy progression. Importantly, we also documented first-ever objective evidence for an effect of patisiran toward improvement of nerve fiber density. Patisiran was also found to be generally well tolerated out to nearly two years of drug administration.
      Initiated Phase 3 OLE study (“APOLLO-OLE”) with patisiran.
      Continued enrollment in ENDEAVOUR Phase 3 study of revusiran in ATTR amyloidosis patients with Familial Amyloidotic Cardiomyopathy (FAC).
      Reported initial 6-month clinical data from revusiran Phase 2 OLE study, showing sustained TTR knockdown representing the longest dosing experience reported to date for target gene knockdown with a GalNAc-siRNA conjugate. In majority of patients, 6 minute walk distance (6MWD) results at 6 months were stable compared with baseline, and revusiran was generally well tolerated out to 10 months of administration.
      Advanced Development Candidate (DC) for ALN-TTRsc02, an ESC-GalNAc-siRNA conjugate targeting TTR for the treatment of ATTR amyloidosis, with goal of filing a Clinical Trial Application (CTA) in early 2016.
    Advanced ALN-AT3 for the treatment of hemophilia and rare bleeding disorders (RBD)
      Continued dosing hemophilia patients with once-monthly subcutaneous dose regimen in ongoing Phase 1 study.
      Initiated Phase 1 OLE study with ALN-AT3.
      Announced Genzyme’s election to opt into ALN-AT3 program for development and potential future commercialization in territories outside of North America and Western Europe.
    Advanced ALN-CC5 for the treatment of complement-mediated diseases.
      Continued dosing healthy volunteers in multiple ascending dose part of ongoing Phase 1 trial.
    Advanced ALN-AS1 for the treatment of acute hepatic porphyrias
      Presented initial positive results from ongoing Phase 1 trial, showing that single subcutaneous doses of ALN-AS1 resulted in lowering of aminolevulinic acid (ALA) and porphobilinogen (PBG), the toxic heme synthesis intermediates that mediate porphyria attacks. In addition, ALN-AS1 treatment resulted in potent, dose-dependent, and durable silencing of aminolevulinic acid synthase-1 (ALAS1) mRNA in liver. Further, ALN-AS1 was found to be generally well tolerated with no clinically significant drug-related adverse events through the data cut-off date.
      Presented initial data from EXPLORE trial, a multinational, prospective observational study of patients with hepatic porphyrias suffering from recurrent attacks.
    Initiated Phase 1/2 trial with ALN-AAT for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease (alpha-1 liver disease).
    Advanced ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1)
      Selected ALN-GO1 DC, with plans to file CTA in late 2015 and initiate Phase 1 study in early 2016.
  Advanced investigational pipeline programs in Cardio-Metabolic Disease and Hepatic Infectious Disease STArs.
    Alnylam and The Medicines Company presented positive initial data from the ongoing Phase 1 trial of ALN-PCSsc for the treatment of hypercholesterolemia. The effects of ALN-PCSsc toward LDL-C were found to be comparable to reported results with anti-PCSK9 monoclonal antibodies, but showed a durability profile supportive of a once-quarterly and possibly bi-annual subcutaneous dose regimen. Further, ALN-PSCsc was found to be generally well tolerated.
    Continued pre-clinical studies to support a CTA filing for ALN-HBV in late 2015.
  Advanced new innovations for investigational RNAi therapeutics with Bis-RNAiTM and ReversirTM platforms.
  Announced that the United States District Court for the District of Massachusetts granted Alnylam's summary judgment motions in Tuschl II patent inventorship dispute.
  Expanded Management Team and Scientific Advisory Board
    Expanded Management Team with appointments of Jim Bilotta as Vice President, Information Technology, Christine Regan Lindenboom as Vice President, Investor Relations & Corporate Communications, and Gabriel Robbie, Ph.D., Vice President, Drug Metabolism and Pharmacokinetics. In addition, the Company promoted Susanna High to Senior Vice President, Strategy & Business Integration, and Martin Maier, Ph.D., to Vice President, Chemistry.
    Appointed Nancy J. Brown, M.D., Chair, Department of Medicine and Physician-in-Chief, Vanderbilt University School of Medicine, and Muthiah “Mano” Manoharan, Ph.D., Senior Vice President, Innovation Chemistry & Alnylam Distinguished Scientist, to Alnylam Scientific Advisory Board.

Upcoming Events in Late 2015

  Alnylam announces today that it plans to host an R&D Day on Thursday, December 10, 2015 from 8:00 am to 11:30 am ET at the Sofitel New York in New York City.
  In addition, during late 2015, Alnylam plans to:
    Present updated data from ongoing Phase 1 clinical trial of ALN-PCSsc at the American Heart Association (AHA) Scientific Sessions 2015, being held November 7 – 11, 2015, in Orlando, Florida, in late-breaking oral presentation on Wednesday, November 11, at 10:45 am ET.
    Present multi-dose data from ongoing Phase 1 clinical trial of ALN-CC5 at the 57th American Society of Hematology (ASH) Annual Meeting and Exposition being held December 5 – 8, 2015 in Orlando, in a poster presentation on Sunday, December 6 at 6:00 pm ET. This will include the first-ever report on results with weekly dose administration of ALN-CC5, as all previously reported data – including those in the now-published ASH abstract – pertain to single doses of study drug.
    Present monthly dosing data from ongoing Phase 1 clinical trial of ALN-AT3 in an oral presentation at ASH, on Monday, December 7 at 11:30 am ET.
    Initiate Part C of ongoing Phase 1 trial of ALN-CC5 in patients with paroxysmal nocturnal hemoglobinuria (PNH).
    Initiate Phase 2 clinical trial with ALN-PCSsc, in collaboration with The Medicines Company, in late 2015.
    File CTA in late 2015 to initiate a clinical trial for ALN-GO1.
    File CTA in late 2015 to initiate a clinical trial for ALN-HBV.

Financials

Cash, Cash Equivalents and Total Marketable Securities

At September 30, 2015, Alnylam had cash, cash equivalents and total marketable securities of $1.34 billion, as compared to $881.9 million at December 31, 2014.

GAAP Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2015 was $76.8 million, or $0.91 per share on both a basic and diluted basis (including $11.8 million, or $0.14 per share of non-cash stock-based compensation expense), as compared to a net loss of $44.0 million, or $0.58 per share on both a basic and diluted basis (including $6.4 million, or $0.08 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $6.3 million for the third quarter of 2015, as compared to $11.0 million for the third quarter of 2014. Revenues for the third quarter of 2015 included $3.0 million from the company’s alliance with Genzyme, $2.8 million from the company’s alliance with The Medicines Company and $0.5 million from other sources. The decrease in revenues in the third quarter of 2015 compared to the third quarter of the previous year was due primarily to the completion of our performance obligations under the Monsanto agreement in February 2015 and the completion of our revenue amortization under the Takeda agreement in May 2015, partially offset by an increase in revenue recognized under agreements with The Medicines Company and Genzyme. The company expects net revenues from collaborators to remain consistent for the fourth quarter of 2015 as compared to the third quarter of 2015.

Research and Development Expenses

Research and development (R&D) expenses were $68.6 million in the third quarter of 2015 which included $6.3 million of non-cash stock-based compensation, as compared to $46.3 million in the third quarter of 2014, which included $3.8 million of non-cash stock-based compensation. The increase in R&D expenses in the third quarter of 2015 as compared to the third quarter of the prior year was due primarily to additional expenses related to the significant advancement of certain of our clinical and pre-clinical programs. In addition, compensation, non-cash stock-based compensation and related expenses increased during the third quarter of 2015 as compared to the third quarter of 2014 due primarily to a significant increase in headcount during the period as we continue to expand and advance our development pipeline. The company expects that R&D expenses will increase for the fourth quarter of 2015 as compared to the third quarter of 2015.

General and Administrative Expenses

General and administrative (G&A) expenses were $16.0 million in the third quarter of 2015, which included $5.5 million of non-cash stock-based compensation, as compared to $9.9 million in the third quarter of 2014, which included $2.6 million of non-cash stock-based compensation. The increase in G&A expenses in the third quarter of 2015 as compared to the third quarter of the prior year was due to increased non-cash stock-based compensation and an increase in consulting and professional services related to an increase in general business activities. For the fourth quarter of 2015, the company expects that G&A expenses will remain consistent with the third quarter of 2015.

Investment in Regulus Therapeutics

The company accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At September 30, 2015, the fair market value of the company’s investment in Regulus was $38.6 million as compared to $94.6 million at December 31, 2014.

Conference Call Information
Management will provide an update on the company, discuss third quarter 2015 results, and discuss expectations for the future via conference call on Monday, November 9th, 2015 at 8:00 am ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 68373075. A slide presentation will also be available on the Investors page of the Alnylam website, www.alnylam.com, to accompany the conference call. A replay of the call will be available beginning at 11:00 a.m. ET on November 9, 2015. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 68373075.

About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

Genzyme Alliance
In January 2014, Alnylam and Genzyme, a Sanofi company, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Genzyme obtained the right to access certain programs in Alnylam's current and future Genetic Medicines pipeline in the rest of the world (ROW,) including co-development/co-commercialization and/or global product rights for certain programs. In the case of patisiran and ALN-AT3, Alnylam will advance the product in North America and Western Europe, while Genzyme will advance the product in the ROW. In the case of revusiran, Alnylam and Genzyme will co-develop/co-commercialize the product in North America and Western Europe, while Genzyme will advance the product in the ROW. Genzyme retains their further opt-in right to co-develop and co-promote ALN-AT3 with Alnylam in North America and Western Europe, subject to certain restrictions.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 2020” guidance, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, ALN-AT3, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, ALN-GO1 and ALN-HBV, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications for ALN-GO1 and ALN-HBV, its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for ALN-PCSsc, ALN-CC5 and ALN-AT3, its plans regarding commercialization of RNAi therapeutics, its collaboration with Genzyme and Alnylam’s expected cash position as of December 31, 2015, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage operating expenses, Alnylam's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net revenues from collaborators	$6,324	$10,972	$33,546	$26,542

Operating expenses:
Research and development (1)	68,618	46,273	193,660	134,703
In-process research and development	—	—	—	220,766
General and administrative (1)	16,036	9,898	43,382	30,341
Total operating expenses	84,654	56,171	237,042	385,810
Loss from operations	(78,330)	(45,199)	(203,496)	(359,268)
Other income (expense):
Interest income	1,610	753	4,243	1,779
Other (expense) income	(72)	524	(99)	365
Total other income	1,538	1,277	4,144	2,144
Loss before income taxes	(76,792)	(43,922)	(199,352)	(357,124)
(Provision for) Benefit from income taxes	—	(67)	—	18,118
Net loss	$(76,792)	$(43,989)	$(199,352)	$(339,006)
Net loss per common share - basic and diluted	$(0.91)	$(0.58)	$(2.38)	$(4.62)
Weighted average common shares used to compute basic and diluted net loss per common share	84,633	76,408	83,696	73,375

Comprehensive loss:
Net loss	$(76,792)	$(43,989)	$(199,352)	$(339,006)
Unrealized loss on marketable securities, net of tax	(25,981)	(6,230)	(55,982)	(3,964)
Reclassification adjustment for realized gain on marketable securities included in net loss	—	(567)	—	(567)
Comprehensive loss	$(102,773)	$(50,786)	$(255,334)	$(343,537)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$6,334	$3,781	$17,829	$10,019
General and administrative	5,514	2,571	12,434	9,604

Alnylam Pharmaceuticals, Inc. Unaudited GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net loss	$(76,792)	$(43,989)	$(199,352)	$(339,006)
Adjustment:
In-process research and development	—	—	—	220,766
Non-GAAP net loss	$(76,792)	$(43,989)	$(199,352)	$(118,240)

GAAP net loss per common share - basic and diluted	$(0.91)	$(0.58)	$(2.38)	$(4.62)
Adjustment (as detailed above)	—	—	—	3.01
Non-GAAP net loss per common share - basic and diluted	$(0.91)	$(0.58)	$(2.38)	$(1.61)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the nine months ended September 30, 2014, the company’s Non-GAAP net loss and Non-GAAP loss per common share – basic and diluted financial measures exclude the in-process research and development expense of $220.8 million related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	September 30,	December 31,
	2015	2014
Cash, cash equivalents and total marketable securities	$1,336,274	$881,929
Billed and unbilled collaboration receivables	8,130	39,937
Prepaid expenses and other current assets	17,453	9,739
Deferred tax assets	9,406	31,667
Property and equipment, net	26,316	21,740
Investment in equity securities of Regulus Therapeutics Inc.	38,565	94,583
Total assets	$1,436,144	$1,079,595
Accounts payable and accrued expenses	$32,716	$38,791
Deferred tax liabilities	9,406	31,667
Total deferred revenue	66,090	66,854
Total deferred rent	6,328	6,016
Total stockholders’ equity (84.7 million and 77.2 million common shares issued and outstanding and at September 30, 2015 and December 31, 2014, respectively)	1,321,604	936,267
Total liabilities and stockholders' equity	$1,436,144	$1,079,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2014.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Christine Regan Lindenboom, 617-682-4340
(Investors and Media)
or
Josh Brodsky, 617-551-8276
(Investors)